ACCESS INTEGRATED TECHNOLOGIES, INC.
d/b/a CINEDIGM DIGITAL CINEMA CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2009
($ in thousands, except for per share data)

9.	SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  The Company is comprised of five reportable segments: Phase I Deployment, Phase II Deployment, Services, Content & Entertainment and Other. The segments were determined based on the products and services provided by each segment and how management reviews and makes decisions regarding segment operations. Performance of the segments is evaluated on income (loss) from operations before interest, taxes, depreciation and amortization.  As a result of the change in the Company’s reportable segments, the Company has restated the segment information for the prior periods.  Future changes to this organization structure may result in changes to the reportable segments disclosed.

The Phase I Deployment and Phase II Deployment segments consist of the following:

Operations of:	Products and services provided:
Phase 1 DC
Financing vehicles and administrators for the Company’s 3,724 Systems installed nationwide in Phase 1 DC’s deployment to theatrical exhibitors.  The Company retains ownership of the residual cash flows and the Systems after the repayment of all non-recourse debt and at the expiration of exhibitor master license agreements.

Phase 2 DC
Financing vehicles and administrators for the Company’s second digital cinema deployment, through Phase 2 DC (the “Phase II Deployment”).  The Company retains no ownership of the residual cash flows and digital cinema equipment after the completion of cost recoupment and at the expiration of the exhibitor master license agreements.

The Services segment consists of the following:

Operations of:	Products and services provided:
Digital Cinema Services
Provides monitoring, billing, collection, verification and other management services to the Company’s Phase I Deployment, Phase II Deployment as well as to exhibitors who purchase their own equipment. Collects and disburses VPFs from motion picture studios and distributors and ACFs from alternative content providers, movie exhibitors and theatrical exhibitors.

Software	Develops and licenses software to the theatrical distribution and exhibition industries, provides ASP Service, and provides software enhancements and consulting services.
DMS
Distributes digital content to movie theatres and other venues having digital projection equipment and provides satellite-based broadband video, data and Internet transmission, encryption management services, video network origination and management services and a virtual booking center to outsource the booking and scheduling of satellite and fiber networks and provides forensic watermark detection services for motion picture studios and forensic recovery services for content owners.

The Content & Entertainment segment consists of the following:

Operations of:	Products and services provided:
USM	Provides cinema advertising services and entertainment.
CEG	Acquires, distributes and provides the marketing for programs of alternative content and feature films to movie exhibitors.

The Other segment consists of the following:

Operations of:	Products and services provided:
Pavilion Theatre	A nine-screen digital movie theatre and showcase to demonstrate the Company’s integrated digital cinema solutions.
Managed Services	Provides information technology consulting services and managed network monitoring services through its global network command center.
Access Digital Server Assets	Provides hosting services and provides network access for other web hosting services.

Since May 1, 2007, the Company’s IDCs have been operated by FiberMedia, consisting of unrelated third parties, pursuant to a master collocation agreement.  Although the Company is still the lessee of the IDCs, substantially all of the revenues and expenses were being realized by FiberMedia and not the Company and since May 1, 2008, 100% of the revenues and expenses are being realized by FiberMedia.

Information related to the segments of the Company and its subsidiaries is detailed below:

	As of March 31, 2008
	Phase I	Phase II	Services	Content & Entertainment	Other	Corporate	Consolidated
Total intangible assets, net	$—	$—	$586	$12,924	$80	$2	$13,592
Total goodwill	$—	$—	$4,306	$6,133	$4,110	$—	$14,549
Total assets	$291,979	$—	$22,263	$29,563	$12,674	$17,197	$373,676

Notes payable, non-recourse	$210,879	$—	$—	$—	$—	$—	$210,879
Notes payable	—	—	—	184	—	56,624	56,808
Capital leases	—	—	—	—	5,903	—	5,903
Total debt	$210,879	$—	$—	$184	$5,903	$56,624	273,590

	As of March 31, 2009
	Phase I	Phase II	Services	Content & Entertainment	Other	Corporate	Consolidated
Total intangible assets, net	$527	$—	$156	$10,010	$14	$—	$10,707
Total goodwill	$—	$—	$4,306	$1,568	$2,150	$—	$8,024
Total assets	$250,030	$5,330	$19,911	$21,391	$9,476	$16,259	$322,397

Notes payable, non-recourse	$195,448	$—	$—	$—	$—	$—	$195,448
Notes payable	—	—	501	35	—	55,221	55,757
Capital leases	—	—	—	68	5,939	—	6,007
Total debt	$195,448	$—	$501	$103	$5,939	$55,221	$257,212

Capital Expenditures	Phase I	Phase II	Services	Content & Entertainment	Other	Corporate	Consolidated
For the fiscal year ended March 31, 2008	$71,255	$—	$3,981	$490	$420	$31	$76,177
For the fiscal year ended March 31, 2009	$14,074	$3,972	$3,407	$285	$274	$20	$22,032

	For the Fiscal Year Ended March 31, 2008
	Phase I	Phase II	Services	Content & Entertainment	Other	Corporate	Consolidated
Revenues from external customers	$42,441	$—	$8,061	$20,247	$10,235	$—	$80,984
Intersegment revenues	100	—	313	—	321	—	734
Total segment revenues	42,541	$—	8,374	20,247	10,556	$—	81,718
Less: Intersegment revenues	(100)	—	(313)	—	(321)	—	(734)
Total consolidated revenues	$42,441	$—	$8,061	$20,247	$10,235	$—	$80,984
Direct operating (exclusive of depreciation and amortization shown below)	790	—	5,674	12,335	7,770	—	26,569
Selling, general and administrative	2,149	—	3,559	9,202	819	7,441	23,170
Provision for doubtful accounts	302	—	154	810	130	—	1,396
Research and development	—	—	162	—	—	—	162
Stock-based compensation	66	—	152	65	48	122	453
Impairment of intangible asset	—	—	—	1,588	—	—	1,588
Depreciation and amortization of property and equipment	24,286	—	2,458	1,206	1,267	68	29,285
Amortization of intangible assets	—	—	690	3,508	88	4	4,290
Total operating expenses	27,593	—	12,849	28,714	10,122	7,635	86,913
Income (loss) from operations	$14,848	$—	$(4,788)	$(8,467)	$113	$(7,635)	$(5,929)

	For the Fiscal Year Ended March 31, 2009
	Phase I	Phase II	Services	Content & Entertainment	Other	Corporate	Consolidated
Revenues from external customers	$48,746	$158	$7,228	$17,172	$9,710	$—	$83,014
Intersegment revenues	13	—	696	75	403	—	1,187
Total segment revenues	48,759	158	7,924	17,247	10,113	$—	84,201
Less :Intersegment revenues	(13)	—	(696)	(75)	(403)	—	(1,187)
Total consolidated revenues	$48,746	$158	$7,228	$17,172	$9,710	$—	$83,014
Direct operating (exclusive of depreciation and amortization shown below)	935	48	4,808	12,062	7,818	—	25,671
Selling, general and administrative	952	638	2,136	6,426	897	7,021	18,070
Provision for doubtful accounts	(150)	—	220	447	70	—	587
Research and development	—	—	188	—	—	—	188
Stock-based compensation	82	—	159	98	(25)	631	945
Impairment of goodwill	—	—	—	4,565	1,960	—	6,525
Depreciation and amortization of property and equipment	28,540	87	1,800	1,021	1,019	64	32,531
Amortization of intangible assets	23	—	430	2,914	66	1	3,434
Total operating expenses	30,382	773	9,741	27,533	11,805	7,717	87,951
Income (loss) from operations	$18,364	$(615)	$(2,513)	$(10,361)	$(2,095)	$(7,717)	$(4,937)